Exhibit 10.33

VERTEX PHARMACEUTICALS INCORPORATED

2006 STOCK AND OPTION PLAN

Stock Option Grant

This Agreement sets forth the terms and conditions of an Option granted pursuant to the provisions of the 2006 Stock and Option Plan (the “Plan”) of Vertex Pharmaceuticals Incorporated (the “Company”) to the Participant whose name appears below, covering the number of Shares of Common Stock of the Company set forth below, pursuant to the provisions of the Plan and on the following express terms and conditions.  Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Plan.

1.             Name and address of Participant to whom this Option is granted:

[name]

2.             Number of Shares of Common Stock subject to this Option:

[         ] Shares

3.             Purchase price of Shares subject to this Option:

$[         ] per Share

4.             Date of grant of this Option:

[         ], 2009

5.             Expiration date of this Option:

[         ], 2019, subject to earlier termination in the event of any Termination of Service of the Participant or otherwise in accordance with the provisions of the Plan. This Option may not be exercised later than three (3) months after the Participant’s termination of employment with the Company and its Affiliates except as provided in the Plan in the event of death of the Participant.

6.             Vesting.

6.1          Vesting Schedule.  Subject to Section 6.2 below:

[Describe performance objectives and acceleration of vesting for achievement of performance objectives.]

6.2          Absence.  This Option shall not vest during any period of long-term disability or personal leave of absence of the Participant from the Company or an Affiliate (as determined under applicable Company policies).  If the Participant resumes employment with the Company after a personal leave of absence or long-term disability in accordance with applicable Company policies, vesting shall resume upon the resumption of eligibility, and the Option will continue vesting as provided in paragraph 6.1 above until the Option is fully exercisable. Notwithstanding the foregoing, in no event shall the term of the Option be extended beyond the date set forth in Section 5 above.

7.             Option type.  This Option is NOT designated as an incentive stock option within the meaning of Section 422(b) of the Internal Revenue Code of 1986.

8.             Plan.  The Participant hereby acknowledges receipt of a copy of the Plan as presently in effect.  The text and all of the terms and provisions of the Plan are incorporated herein by reference, and this Agreement is subject to these terms and provisions in all respects.

9.             Exercise.  The Participant may exercise this Option in the manner set forth in Section 9 of the Plan.

10.          [                        ].  [Provide that acceleration provisions in other agreements between the Participant and the Company do not apply to this Agreement except in connection with change-of-control events.]

VERTEX PHARMACEUTICALS INCORPORATED

By:
Name: Matthew W. Emmens
Title: President, Chairman and CEO

AGREED AND ACCEPTED

[Name]